Q2 2025

SHAREHOLDER LETTER AUGUST 7, 2025

Grindr

Dear Grindr Shareholders,

We delivered another strong quarter, on pace with our full-year guidance, with year-over-year revenue growth of 27% alongside an Adjusted EBITDA margin of 43% and net income margin of 16%. Growth initiatives we launched in Q1 and Q2 in the core app are performing well, and our new product experiences continue to gain traction. I'm pleased by how quickly the team is executing against user needs and how that momentum is setting us up for the future.

Expanding Our Product with Maps to Enable Key User Intents

For years, users have asked for maps within the Grindr app. It's a natural extension of our experience – location and immediacy are central to how our users connect. Until recently, technical and privacy constraints made this difficult. That's now changed.

This quarter, we launched beta versions of mobile mapping in both Right Now and Explore – two critical user experiences.


West Hollywood
RIGHT NOW
The map is here and it's horny.
Cruise Right Now like never before.
Check It Out

Right Now Map

Now in Beta:
Mobile Mapping in Right Now and Explore


Hell's Kitchen
Theater District
Chelsea
Gramercy Park
Search

Explore Heatmap

Right Now now includes a real-time map showing who's nearby and available. Users can filter directly on the map, making discovery faster and more intuitive. This means that our users can now get the most out of Right Now with two different views – grid and map. Right Now has seen exceptional early engagement, and as we've suggested in the past, we're already monetizing it faster than planned. We've reduced free sessions from ten to two, and we're seeing solid conversion.

For power users and frequent travelers, Explore remains one of our most valuable features, allowing users to find profiles beyond their current location – and for subscribers, to message those they discover. Over a quarter of our average Monthly Active Users (MAU) use Explore. **We've launched Explore Heatmaps: dynamic, city-level heatmaps live in 21 markets.** They solve the pre-travel question – "where do I drop the pin?" – by showing the most active areas for users in our community in each city. Built with privacy in mind, Heatmaps reflects historical (not live) activity and also enhances Boost, helping users choose where to position their profile before a trip.

Longer term, we see maps as a high-leverage tech capability for innovation in other areas of the app – unlocking discovery of events, activities, and businesses. It's a meaningful step as we build Grindr into the Global Gayborhood in Your Pocket™.

Building an AI-Native Grindr

A-List, our first AI-native product, is shaping up to be a core part of the Grindr platform for our most engaged users – and a model for how we will use proprietary AI to drive value and revenue. A-List helps users navigate hundreds or even thousands of conversations in their inbox by surfacing the highest-signal connections paired with concise, powerful summaries that help users pick up where they left off. Such a product was unimaginable before GenAI, and we're leading the way in creating an experience we expect other consumer products to follow as AI adoption grows.

A-List is available to a portion of our U.S. Unlimited users with overwhelmingly positive feedback – users call the summaries "incredible" and our "best new feature" for their helpfulness and accuracy. In June, we launched a new UX for the A-List experience including functionality to bring all photos shared between two users into a carousel.


Eli Banana Partyyy
Online
786 ft
MET UP
Chatted 1min ago
Added to your A-List 2d ago
Send Message
MEDIA
Album
SUMMARY
You met up at their apartment in March and the next day they said you were amazing.
You've exchanged albums as well as locations.
You hit it off over mutual procrastination, Netflix binges, and a shared love of the beach.
Is this summary accurate?
Remove From A-List

New A-List UX now includes shared photos and albums

Our AI ambitions go far beyond a single product – our goal is to make Grindr a pioneering AI-native company. Not just first with technology, but one that creates durable shareholder value by using AI to deliver differentiated, high-impact user experiences. We've committed the entire organization to being AI-native. We believe that we have the product, technologies, and data sets to create greater outcomes for both users and the business.

To this end, we're building a full-stack foundation called Grindr AI (gAI, pronounced "gay I"), made up of three layers:

1. **A model layer,** comprised of our own custom models and the best third-party foundation models;
2. **An architecture layer,** where we leverage Grindr's rich behavioral, conversational, and male imagery data to evaluate, combine, and enhance all of our models — generating novel insights and powerful capabilities for gay-specific contexts and needs; and
3. **An application layer**, synthesizes these capabilities into valuable, differentiated user experiences.

The architecture layer is central to maintaining our durable competitive advantage through system-level capabilities: utilizing an ensemble of models to generate custom datasets and structured insights; leveraging Grindr's unique data to train gAI to understand gay life and cultural norms; establishing a robust privacy framework; and developing a world-class talent engine at the intersection of product, engineering, and AI. Our goal is to keep shipping features that wouldn't be possible without this stack – like A-List – and to do so consistently.

Another critical application of AI is in Ecosystem Health, often referred to as trust and safety, which has been an area of importance to Grindr for many years. We've developed an AI-driven approach to identify and eliminate malicious, fake, and other bad-actor accounts. This allows us to have a more trustworthy platform aligned with real user needs. In Q2, we used these capabilities to remove a meaningful number of such unwanted accounts, primarily in one international region, above our usual rate of banning unwanted accounts. We're excited that users around the world continue to find Grindr a useful application and by joining us support healthy MAU growth.

Many incumbents are still debating their AI strategy – risking the advantages their data and scale provide – while others are slowed by gaps in technical capability. We're moving decisively: with the data, platform, and talent to execute fast, we're using AI to maintain a better Grindr product and help drive our growth objectives. For more on our strategy and how we're building an AI-native platform, see our supplemental deck on investors.grindr.com.

Pride and Community

To celebrate Pride, our second annual Grindr Rides Again Tour went global, bringing our pop-up gayborhood experience to life in major cities across the U.S., and, for the first time, in some of our important markets in Europe – from London's Mighty Hoopla to the streets of Lisbon, Paris, Berlin, and beyond.

The branded bus featured a fully equipped photography studio, giveaways from our partners at AWAY Luggage, Astroglide, and PreparationH, and live performances. These activations deepen the connection between users and the brand, and highlight how Grindr creates meaningful presence and engagement across both digital and physical spaces.

At the same time, we launched Grindr Presents, our new in-app content hub that allows users to view our popular video series and social channels without leaving Grindr. It's also an exciting opportunity for our brand partners and advertisers.

Users love our content – Host or Travel has already racked up nearly 14M views and continues to grow – and by centralizing everything from Who's the A –, Met on Grindr, Grindr en Español, to Grindr for Equality's Equality Spotlight, we're driving deeper engagement and building Grindr into a daily destination for culture and conversation.

President Trump's 2019 State of the Union challenge to end the HIV epidemic by 2030 is ambitious but achievable – if funding keeps pace. We've spent time with leaders like Senators Susan Collins and Tammy Baldwin encouraging them to protect HIV-related funding, and we're proud to have successfully supported recent efforts to prevent cuts to the U.S. President's Emergency Plan for AIDS Relief (PEPFAR), the bipartisan program that's saved over 25 million lives. We're also honored to serve as the CDC's top partner in distributing HIV self test kits and will keep pushing for the program's full funding, because that's how we'll reach zero new infections by 2030.


14M views
Grindr
Grindr Presents
Host or Travel
Explore the world connecting with locals who will offer tips to uncover their City's best kept secrets
HOST or TRAVEL
Los Angeles
7m
Berlin
7m
69 Questions
Your favorite stars get deep and personal.
Slayyyter
3m
Charli
6m

Launched in Q2: in-app content hub

Looking Ahead

I'm grateful to our team for their continued dedication and drive as we build the future of Grindr. We entered the second half of 2025 with accelerating momentum and clear focus. Our Q2 results – and continued reaffirmation of our full-year outlook – show that we can execute rapidly on product and AI innovation without sacrificing near-term performance.

That combination – speed, clarity, and discipline – is how we'll maintain our durable competitive advantage and long-term shareholder value.

Thank you,





George Arison

Q2 2025 Financial & Operating Performance

We delivered a strong second quarter with solid performance across our financial and user metrics. Total revenue for the second quarter increased by 27% year-over-year to $104 million, net income was $17 million, representing a net income margin of 16%, and Adjusted EBITDA was $45 million, representing an Adjusted EBITDA margin of 43%.

Q2 2025 Operational Highlights

Average MAU	Average Paying Users	ARPPU
14.9M	**1.2M**	**$23.65**
+6% Year-Over-Year Growth	+16% Year-Over-Year Growth	+7% Year-Over-Year Growth

Revenue

Direct Revenue for the second quarter of 2025 was $87 million, up 24% year-over-year from $70 million in Q2 2024. Growth in Q2 was driven by the continued strength of our subscription offerings as we enhanced our Recommendations feature and made further merchandising and paywall optimizations throughout the quarter. As we continue to add value in the app from new products and features in our roadmap, our optimization work includes experiments with appropriate subscription tiering of these products as well as price testing in our current tiers. Any pricing changes that may be implemented would not be expected to have a material impact on 2025.

Indirect Revenue grew 39% year-over-year to $17 million in Q2 2025 compared to $12 million in Q2 2024. Growth in Q2 was supported by several new third-party advertising (TPA) partners we ramped in 2025, highlighting our progress as we continue to expand. In addition, we're seeing early momentum in international TPA – a positive sign aligned with our strategy to grow international demand.


Revenue
$ in millions
$82M
$12M Indirect
$70M Direct
$89M
$12M Indirect
$77M Direct
$98M
$18M Indirect
$80M Direct
$94M
$14M Indirect
$80M Direct
$104M
$17M Indirect
$87M Direct
Q2 '24
Q3 '24
Q4 '24
Q1 '25
Q2 '25

*The graphs presented above are for illustrative purposes and are not to scale.

Operating Income

Operating income for the second quarter of 2025 was $24 million, or 23% of revenue, compared to $25 million, or 30% of revenue in Q2 2024. Operating expenses, excluding cost of revenue, were $53 million in Q2 2025, up from $37 million in Q2 2024. The $16 million or 43% year-over-year increase was driven by higher people costs, including stock-based compensation.

Net Income

Net income for the second quarter of 2025 was $17 million, compared to a net loss of $22 million in Q2 2024. Diluted earnings per share was $0.08 compared to a loss of $0.13 per share in the prior year. As a reminder, as of February 24, 2025, all of our outstanding warrants that had not been exercised prior to that date were redeemed, eliminating their quarter-to-quarter valuation impact on GAAP net income.

Adjusted EBITDA

Adjusted EBITDA for the second quarter of 2025 was $45 million, or 43% of total revenue, compared to $37 million and 45% of total revenue in Q2 2024. The year-over-year change reflects higher professional services as well as increased infrastructure costs related to AI initiatives.


Adjusted EBITDA
$ in millions
$37M
$40M
$38M
$41M
$45M
45%
45%
40%
43%
43%
Q2 '24
Q3 '24
Q4 '24
Q1 '25
Q2 '25
*The graphs presented above are for illustrative purposes and are not to scale.

Share Repurchase Program

On March 5, 2025, we announced that our Board of Directors authorized a two-year share repurchase program of up to $500 million shares of our common stock. Year-to-date we repurchased 17.4 million shares of common stock for $325 million, representing an average per-share price of $18.67. Weighted-average diluted shares outstanding at the end of Q2 2025 were 199.8 million.

Guidance

Our Q2 performance reinforces our confidence in our previously raised 2025 outlook for 26% or greater revenue growth and Adjusted EBITDA margin of at least 43%.

Q2 2025 Performance Metrics

Average Paying Users	1.2M
Average Paying User Penetration	8.2%
Average MAU	14.9M
ARPPU	$23.65

Conference Call

Grindr will host a conference call to discuss these results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), August 7, 2025. The live audio webcast, along with the press release, will be accessible at https://investors.grindr.com/. A recording of the webcast will also be available on our website following the conference call.

Adjusted EBITDA and Adjusted EBITDA Margin

(in thousands)

($ in thousands)	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
Reconciliation of net income (loss) to Adjusted EBITDA				
Net income (loss)	$ 16,638	$ (22,424)	$ 43,657	$ (31,830)
Interest expense, net	3,564	6,669	7,439	13,854
Income tax provision	4,654	4,965	9,205	7,645
Depreciation and amortization	3,068	4,235	6,545	8,354
Litigation-related costs (1)	754	661	980	1,083
Stock-based compensation expense	16,529	7,721	27,476	15,590
Severance expense (2)	—	—	499	58
Change in fair value of warrant liability (3)	—	35,118	(9,905)	53,798
Adjusted EBITDA	$ 45,207	$ 36,945	$ 85,896	$ 68,552
Revenue	$ 104,220	$ 82,345	$ 198,158	$ 157,690
Net income (loss) margin	16.0 %	(27.2)%	22.0 %	(20.2)%
Adjusted EBITDA Margin	43.4 %	44.9 %	43.3 %	43.5 %

(1) Litigation-related costs that are unrelated to our core ongoing business operations primarily represent external legal fees associated with outstanding litigation or regulatory matters outside of the ordinary course, such as fees incurred in connection with the potential Norwegian Data Protection Authority fine and CWA unionization.

(2) Severance expense relates to severance incurred for employees who elected not to relocate or participate in our RTO Plan and other severance arrangements.

(3) Change in fair value of warrant liability relates to the Warrants that were remeasured upon exercise or redemption. In February 2025, we completed the redemption of all outstanding Warrants.

Free Cash Flow and Free Cash Flow Conversion

(in thousands)

($ in thousands)	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
Reconciliation of net cash provided by operating activities to free cash flow				
Net cash provided by operating activities	$ 37,518	$ 15,850	$ 61,311	$ 36,299
Less:				
Capitalized development software costs and purchases of property and equipment	(880)	(1,696)	(1,508)	(2,844)
Free cash flow	$ 36,638	$ 14,154	$ 59,803	$ 33,455
Operating cash flow conversion (1)	225.5 %	(70.7)%	140.4 %	(114.0)%
Free cash flow conversion	81.0 %	38.3 %	69.6 %	48.8 %

(1) Operating cash flow conversion represents net cash provided by operating activities as a percentage of net income (loss).

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except for share data)

	June 30, 2025	December 31, 2024
Assets		
Current Assets		
Cash and cash equivalents	$ 120,825	$ 59,152
Accounts receivable, net of allowance of $108 and $39, at June 30, 2025, and December 31, 2024, respectively	57,085	49,599
Prepaid expenses	6,460	2,747
Deferred charges	4,197	3,807
Other current assets	778	1,679
Total current assets	189,345	116,984
Restricted cash	605	605
Property and equipment, net	1,510	1,667
Capitalized software development costs, net	8,077	8,750
Intangible assets, net	65,847	69,872
Goodwill	275,703	275,703
Deferred tax assets	1,242	1,242
Right-of-use assets	4,023	3,053
Other assets	1,268	1,214
Total assets	$ 547,620	$ 479,090
Liabilities and Stockholders' Equity (Deficit)		
Current Liabilities		
Accounts payable	$ 1,769	$ 3,261
Accrued expenses and other current liabilities	37,886	29,578
Current maturities of long-term debt, net	15,000	15,000
Deferred revenue	21,769	19,970
Total current liabilities	76,424	67,809
Long-term debt, net	268,463	275,580
Warrant liability	–	252,178
Lease liability	986	963
Other non-current liabilities	14,057	14,130
Total liabilities	$ 359,930	$ 610,660
Stockholders' Equity (Deficit)		
Preferred stock, par value $0.0001; 100,000,000 shares authorized; none issued and outstanding at June 30, 2025, and December 31, 2024, respectively	$ –	$ –
Common stock, par value $0.0001; 1,000,000,000 shares authorized; 195,498,498 and 178,567,403 shares issued at June 30, 2025, and December 31, 2024, respectively; 193,322,724 and 177,193,667 outstanding at June 30, 2025, and December 31, 2024, respectively	19	18
Treasury stock	(29,768)	(14,295)
Additional paid-in capital	365,594	74,519
Accumulated deficit	(148,155)	(191,812)
Total stockholders' equity (deficit)	$ 187,690	$ (131,570)
Total liabilities and stockholders' equity (deficit)	$ 547,620	$ 479,090

Unaudited Condensed Consolidated Statement of Operations and Comprehensive Income (Loss)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2025	2024	2025	2024
Revenue	$ 104,220	$ 82,345	$ 198,158	$ 157,690
Operating costs and expenses				
Cost of revenue (exclusive of depreciation and amortization shown separately below)	27,408	20,999	51,950	40,619
Selling, general and administrative expense	36,457	24,802	66,697	51,411
Product development expense	12,941	7,754	23,228	13,495
Depreciation and amortization	3,068	4,235	6,545	8,354
Total operating expenses	79,874	57,790	148,420	113,879
Income from operations	24,346	24,555	49,738	43,811
Other income (expense)				
Interest expense, net	(3,564)	(6,669)	(7,439)	(13,854)
Other income (expense), net	510	(227)	658	(344)
Gain (loss) in fair value of warrant liability	—	(35,118)	9,905	(53,798)
Total other income (expense), net	(3,054)	(42,014)	3,124	(67,996)
Net income (loss) before income tax	21,292	(17,459)	52,862	(24,185)
Income tax provision	4,654	4,965	9,205	7,645
Net income (loss)	$ 16,638	$ (22,424)	$ 43,657	$ (31,830)

Unaudited Condensed Consolidated Statement of Cash Flows

(in thousands)

	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
Operating activities		
Net income (loss)	$ 43,657	$ (31,830)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:		
Stock-based compensation	27,476	15,590
(Gain) loss in fair value of warrant liability	(9,905)	53,798
Amortization of debt discount and issuance costs	447	455
Depreciation and amortization	6,545	8,354
Provision for expected credit losses	69	(692)
Deferred income taxes	—	(846)
Non-cash lease expense	1,396	745
Changes in operating assets and liabilities:		
Accounts receivable	(7,555)	(5,691)
Prepaid expenses and deferred charges	(4,103)	(1,345)
Other current assets	901	233
Other assets	(118)	(210)
Accounts payable	(1,561)	(1,101)
Accrued expenses and other current liabilities	3,955	212
Deferred revenue	1,799	141
Lease liability	(1,523)	(1,526)
Other liabilities	(169)	12
Net cash provided by operating activities	61,311	36,299
Investing activities		
Purchase of property and equipment	(316)	(375)
Additions to capitalized software development costs	(1,192)	(2,469)
Net cash used in investing activities	$ (1,508)	$ (2,844)

Unaudited Condensed Consolidated Statement of Cash Flows

(in thousands)

	Six Months Ended June 30,	
	2025	2024
Operating activities		
Net income (loss)	$ 43,657	$ (31,830)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:		
Stock-based compensation	27,476	15,590
(Gain) loss in fair value of warrant liability	(9,905)	53,798
Amortization of debt discount and issuance costs	447	455
Depreciation and amortization	6,545	8,354
Provision for expected credit losses	69	(692)
Deferred income taxes	—	(846)
Non-cash lease expense	1,396	745
Changes in operating assets and liabilities:		
Accounts receivable	(7,555)	(5,691)
Prepaid expenses and deferred charges	(4,103)	(1,345)
Other current assets	901	233
Other assets	(118)	(210)
Accounts payable	(1,561)	(1,101)
Accrued expenses and other current liabilities	3,955	212
Deferred revenue	1,799	141
Lease liability	(1,523)	(1,526)
Other liabilities	(169)	12
Net cash provided by operating activities	61,311	36,299
Investing activities		
Purchase of property and equipment	(316)	(375)
Additions to capitalized software development costs	(1,192)	(2,469)
Net cash used in investing activities	$ (1,508)	$ (2,844)

Unaudited Condensed Consolidated Statement of Cash Flows (continued)

(in thousands)

	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
Financing activities		
Proceeds from the exercise of stock options	$ 1,401	$ 1,732
Repurchases of common stock under the stock repurchase program	(290,667)	—
Withholding taxes paid on stock-based compensation	(15,430)	(3,935)
Proceeds from the exercise of warrants	314,124	—
Payment for the redemption of warrants	(58)	—
Principal payments on debt	(7,500)	(43,300)
Net cash provided by (used in) financing activities	1,870	(45,503)
Net increase (decrease) in cash, cash equivalents and restricted cash	61,673	(12,048)
Cash, cash equivalents and restricted cash, beginning of the period	59,757	28,998
Cash, cash equivalents and restricted cash, end of the period	$ 121,430	$ 16,950
Reconciliation of cash, cash equivalents and restricted cash		
Cash and cash equivalents	$ 120,825	$ 16,345
Restricted cash	605	605
Cash, cash equivalents and restricted cash	$ 121,430	$ 16,950
Supplemental disclosure of cash flow information:		
Cash interest paid	$ 7,011	$ 13,725
Income taxes paid	$ 1,340	$ 7,132
Supplemental disclosure of non-cash investing activities:		
Capitalized software development costs accrued but not paid	$ 99	$ 224
Supplemental disclosure of non-cash financing activities:		
Repurchase of common stock for net settlement of equity awards	$ 66	$ 55
Issuance of common stock for the settlement of KPI Awards	$ 3,609	$ 2,350
Issuance of common stock for the settlement of certain market condition liability-classified awards	$ 9,163	$ —
Issuance of common stock for the cashless exercise of warrants	$ 63,029	$ —
Issuance of common stock for the exercise of warrants	$ 179,186	$ —
Repurchase of common stock committed but not settled	$ 3,460	$ —

Forward Looking Statements

This letter contains "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 regarding Grindr's current views with respect to our industry, operations, and future business plans, expectations and performance. These forward-looking statements can generally be identified by the use of forward-looking terminology, such as "anticipates," "approximately," "believes," "continues," "could," "estimates," "expects," "goal," "intends," "may," "outlook," "plans," "potential," "predicts," "projects," "seeks," "should," "will" or the negative version of these words or other comparable words or phrases, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements include, among others, statements regarding our annual revenue growth and adjusted EBITDA margin guidance for 2025; expectations for our new and existing product offering; our ability to drive rapid revenue growth and improve user engagement with our product strategy; our ability to keep user data and other sensitive data secure, including on third party platforms; our ability to develop new products and features, including AI-driven features; our ability to become a pioneering AI-native company and drive shareholder value by using AI; and our ability to build a durable competitive advantage. Forward-looking statements, including guidance related to revenue growth and adjusted EBITDA margin, are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from our expectations discussed in the forward-looking statements. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) our ability to retain existing users and add new users; (ii) the impact of the regulatory environment and complexities with compliance related to such environment, including maintaining compliance with privacy, data protection, and online safety laws and regulations and laws in the United States and abroad that apply to our products or services, including in the health and wellness sector; (iii) our ability to address privacy concerns and protect systems and infrastructure from cyber-attacks and prevent unauthorized data access; (iv) our ability to identify and consummate strategic transactions including strategic partnerships, acquisitions, or investments in complementary products, services, or technologies, including outside of our core product; and our ability to realize the intended benefit of such transactions; (v) our success in retaining or recruiting directors, officers, key employees, or other key personnel, and our success in managing any changes in such roles; (vi) our ability to respond to general economic conditions; (vii) competition in the dating and social networking products and services industry; (viii) our ability to adapt to changes in technology and user preferences in a timely and cost-effective manner; (ix) our ability to successfully adopt generative AI and machine learning processes and algorithms into our daily operations, including by deploying generative AI and machine learning into our products and services; (x) our dependence on the integrity of third-party systems and infrastructure; (xi) our ability to protect our intellectual property rights from unauthorized use by third parties; (xii) whether the concentration of our stock ownership and voting power limits our stockholders' ability to influence corporate matters; (xiii) the timing, price and quantity of repurchases of shares of our common stock under our repurchase program, and our ability to fund any such

repurchases; and (xiv) the effects of macroeconomic and geopolitical events on our business, such as health epidemics, pandemics, natural disasters, the impacts of changing tariff policies and trade tensions, and wars or other regional conflicts. The foregoing list of factors is not exhaustive.

Further information on these and additional risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those included in or contemplated by the forward-looking statements contained in this press release are included in the section titled “Risk Factors" included under Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2024, as amended, and in quarterly reports on Form 10-Q that we file with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and you should not place undue reliance on forward-looking statements. Except as required by law, Grindr assumes no obligation, and does not intend, to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

Grindr uses Adjusted EBITDA, Adjusted EBITDA margin, free cash flow, and free cash flow conversion which are non-GAAP measures, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may differ from similarly titled measures used by other companies, are presented to enhance investors' overall understanding of Grindr's financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted EBITDA adjusts for the impact of items that Grindr does not consider indicative of the operational performance of its business. Grindr defines Adjusted EBITDA as net income (loss) excluding income tax provision; interest expense, net; depreciation and amortization; stock-based compensation expense; gain (loss) in fair value of warrant liability; and severance expense, litigation-related costs, and other items, in each case, that are unrelated to Grindr's core ongoing business operations. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA for a period by revenue for the same period.

Free cash flow is an indicator of liquidity that provides information to our management and investors about the amount of cash generated from operations, after capitalized software development costs, and purchases of property and equipment, that can be used to repay debt obligations and/or for strategic initiatives. Grindr defines free cash flow as net cash provided by (used in) operating activities, less capitalized software development costs, and purchases of property and equipment. Free cash flow conversion is calculated by dividing free cash flow for a period by Adjusted EBITDA for the same period. Free cash flow and free cash flow conversion do not represent our residual cash flow available for discretionary purposes and does not reflect our future contractual commitments.

Grindr excludes the above items as some are non-cash in nature, and others may not be representative of normal operating results. While Grindr believes that Adjusted EBITDA, Adjusted EBITDA Margin, free cash flow, and free cash flow conversion are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared and presented in accordance with GAAP.

A reconciliation of Grindr's non-GAAP financial measures to the most comparable GAAP financial measures for the three and six months ended June 30, 2025 and 2024 are presented above. We are not able to estimate net income (loss) or net income (loss) margin on a forward-looking basis or reconcile the guidance provided for Adjusted EBITDA margin to net income (loss) margin on a forward-looking basis without unreasonable efforts due to the variability and complexity with respect to the charges excluded from Adjusted EBITDA margin. In particular, the measures and effects of our stock-based compensation related to equity grants that are directly impacted by unpredictable fluctuations in our share price. The variability of the above charges could have a significant and potentially unpredictable impact on our future GAAP financial results.

Key Operating Measures

Our key operating measures include Average Paying Users, Average Monthly Active Users (Average MAUs), Average Paying User Penetration, Average Direct Revenue per Average Paying User (ARPPU),

and Average Total Revenue Per User (ARPU). We define our key operating measures and how we calculate them in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Operating and Financial Metrics" included under Part I, Item 2 in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025.

Trademarks

This letter may contain trademarks of Grindr. Solely for convenience, trademarks referred to in this letter may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that Grindr will not assert, to the fullest extent under applicable law, its rights to these trademarks.

About Grindr

With more than 14.5 million average monthly active users, Grindr has grown to become the Global Gayborhood in Your Pocket™, on a mission to make a world where the lives of our global community are free, equal, and just. Available in 190+ countries and territories, Grindr is often the primary way for its users to connect, express themselves, and discover the world around them. Since 2015, Grindr for Equality has advanced human rights, health, and safety for millions of LGBTQ+ people in partnership with organizations in every region of the world. Grindr has offices in West Hollywood, the Bay Area, Chicago, and New York. The Grindr app is available on the App Store and Google Play.